UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 24, 2006

Sirna Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-27914	34-1697351
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

185 Berry Street, Suite 6504
San Francisco, California 94107
(Address of principal executive offices)

Registrant’s telephone number, including area code: (415) 512-7624

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On Friday, February 24, 2006, the Company entered into an offer letter (the “Offer Letter”) with Mr. Lutz Lingnau pursuant to which he joined the Board of Directors of the Company (the “Board”).

The terms of the Offer Letter include (i) a yearly cash payment of $20,000 for each year of service on the Board, which payment may, at Mr. Lingnau’s option, be received as a fully-vested option to purchase shares of the Company’s common stock with a face value of $60,000; (ii) a payment of $1,000 for each Board or committee meeting attended in person and $500 for each Board or committee meeting attended by telephone; (iii) an initial option to purchase 30,000 shares of the Company’s common stock, vesting monthly over the first two years of service; and (iv) an option to purchase 10,000 shares of the Company’s common stock granted on each anniversary of continued service on the Board, vesting monthly over one year. The foregoing summary of the material terms of the Offer Letter is qualified in its entirety by reference to the full text of the Offer Letter, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending March 31, 2006.

Additionally, on Friday, February 24, 2006, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Lingnau in connection with his appointment to the Board. The terms of the Indemnification Agreement are identical in all material respects to the form of indemnification agreement that the Company has previously entered into with each of its directors and its Chief Executive Officer and include (i) indemnification to the fullest extent permitted by law against all expenses, liability and losses reasonably incurred or suffered by Mr. Lingnau in connection with any proceeding or action arising in connection with his service as a director of the Company; (ii) advancement of expenses incurred in connection with such proceeding or action (subject to repayment to the extent that Mr. Lingnau is ultimately determined not entitled to indemnification); (iii) coverage under the Company’s directors’ and officers’ insurance policy; and (iv) a limitation on legal action asserted by or on behalf of the Company or its affiliates against Mr. Lingnau after the expiration of five (5) years from the date of accrual of such cause of action. The foregoing summary of the material terms of the Indemnification Agreement is qualified in its entirety by reference to the full text of the Indemnification Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-Q for the fiscal quarter ending March 31, 2006 and is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On Friday, February 24, 2006, the Company appointed Mr. Lutz Lingnau to its Board. A copy of the press release issued by the Company on March 1, 2006 announcing Mr. Lingnau’s appointment to the Board is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

In connection with his appointment, Mr. Lingnau entered into an Offer Letter and an Indemnification Agreement with the Company. The disclosures made in Item 1.01 above are hereby incorporated by reference into this Item 5.02.

Mr. Lingnau, 63, retired from Schering AG Group, Germany, in 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a U.S. subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau is currently a member of the Supervisory Board of LANXESS AG.

Other than as described in Item 1.01 above, there have been no related party transactions between Mr. Lingnau and the Company. Mr. Lingnau has been appointed to the Compensation Committee of the Board of Directors of the Company.

ITEM 8.01 OTHER EVENTS

Appointment of Chairman of the Board

On March 1, 2006, the Company issued a press release announcing the appointment of Mr. R. Scott Greer as Chairman of the Board, replacing Dr. James Niedel, M.D., Ph.D., who will remain on the Board. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Board Committee Appointments

In connection with his appointment as Chairman of the Board, Mr. Greer has resigned as the Chairman of the Audit Committee, but will remain on the committee and continue as its financial expert. The composition of the Audit Committee is as follows: Dr. Bryan Roberts, Ph. D. (Chairman), Mr. Jeremy L. Curnock Cook and Mr. Greer.

Additionally, Mr. Greer has stepped down from the Compensation Committee. The composition of the Compensation Committee is as follows: Dr. Dennis Langer, M.D., J.D. (Chairman), Mr. Lingnau, Dr. Niedel and Dr. Roberts.

The composition of the Nominating and Corporate Governance Committee remains unchanged as follows: Dr. Douglas Fambrough, Ph.D. (Chairman), Mr. Cook and Dr. Niedel.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1 Press Release issued by Sirna Therapeutics, Inc. on March 1, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2006

SIRNA THERAPEUTICS, INC. (Registrant)

By:	/s/ Gregory L. Weaver
Name:	Gregory L. Weaver
Title:	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)